As filed with the U.S. Securities and Exchange Commission on September 15, 2025

Registration No. 333-
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

C3.ai, Inc.
(Exact name of Registrant as specified in its charter)

Delaware	26-3999357
(State or other jurisdiction of Incorporation or organization)	(I.R.S. Employer Identification No.)

1400 Seaport Blvd,
Redwood City, California 94063
(Address of principal executive offices, including Zip code)
C3.ai, Inc. 2025 Inducement Plan
(Full title of the plan)
Hitesh Lath
Chief Financial Officer
C3.ai, Inc.
1400 Seaport Blvd
Redwood City, California 94063
(Name and address of agent for service)
(650) 503-2200
(Telephone number, including area code, of agent for service)

Copies to:
Jon Avina Sepideh Mousakhani Cooley LLP 3175 Hanover Street Palo Alto, California 94304 (650) 843-5000
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information called for by Part I of Form S-8 is omitted from this Registration Statement in accordance with Rule 428 of the Securities Act of 1933, as amended (the “Securities Act”), and the instructions to Form S-8. In accordance with the rules and regulations of the Commission and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act.

PART II
INFORMATION REQUIRED IN REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
C3.ai, Inc. (the “Registrant”) hereby incorporates by reference into this Registration Statement the following documents previously filed with the Securities and Exchange Commission (the “Commission”):
(1) The Registrant’s Annual Report on Form 10-K for the fiscal year ended April 30, 2025, filed with the Commission on June 23, 2025 pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);
(2) The Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended July 31, 2025, filed with the Commission on September 9, 2025;
(3) The Registrant’s Current Reports on Form 8-K filed with the Commission on May 27, 2025, July 24, 2025 (Item 5.02 only) and September 5, 2025 (Item 5.02 only); and
(3) The description of the Registrant’s Class A Common Stock contained in Exhibit 4.4 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended April 30, 2021, filed with the Commission on June 25, 2021.
All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with the rules of the Commission shall not be deemed incorporated by reference into this Registration Statement. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities.
Not applicable.
Item 5. Interests of Named Experts and Counsel.
Not applicable.
Item 6. Indemnification of Directors and Officers.
Section 102(b)(7) of the Delaware General Corporation Law (the “DGCL”), allows a corporation to provide in its certificate of incorporation that a director of the corporation will not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except where the director breached the duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. The Registrant’s amended and restated certificate of incorporation provides for this limitation of liability.

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act of 1933, as amended (the “Securities Act”). The Registrant’s amended and restated certificate of incorporation permits indemnification of its directors, officers and other agents to the maximum extent permitted by the Delaware General Corporation Law, and its amended and restated bylaws provide that the Registrant will indemnify its directors and executive officers and permit the Registrant to indemnify other officers, employees and other agents, in each case to the maximum extent permitted by the Delaware General Corporation Law.
The Registrant has entered into indemnification agreements with its directors and officers, whereby it has agreed to indemnify its directors and officers to the fullest extent permitted by law, including indemnification against expenses and liabilities incurred in threatened, pending, or completed action, suit, arbitration, alternate dispute resolution mechanism, investigation, inquiry, administrative hearing or any other actual, threatened or completed proceeding, in which the director or officer was, is or will be involved as a party or otherwise by reason of: (i) the fact that the director or officer is or was a director or officer of the Registrant; (ii) the fact of any action taken by the director or officer or of any action on the director or officer’s part while acting as director, officer, employee or agent of the Registrant; or (iii) the fact that the director or officer is or was serving at the request of the Registrant as a director, officer, trustee, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, and in any such case described above, whether or not serving in any such capacity at the time any liability or expense is incurred for which indemnification, reimbursement, or advancement of expenses may be provided, provided that such director or officer acted in good faith and in a manner that the director or officer reasonably believed to be in, or not opposed to, the best interest of the Registrant.
The Registrant maintains insurance policies that indemnify its directors and officers against various liabilities arising under the Securities Act and the Exchange Act that might be incurred by any director or officer in his or her capacity as such.
Item 7. Exemption from Registration Claimed.
Not applicable.
Item 8. Exhibits.

Exhibit	Exhibit Description	Incorporated by Reference
		Form	File No.	Exhibit	Filing Date
4.1	Amended and Restated Certificate of Incorporation of the Registrant	8-K	001-39744	3.1	December 11, 2020
4.2	Amended and Restated Bylaws of the Registrant	S-1/A	333-250082	3.4	November 30, 2020
4.3	Form of Class A common stock certificate of the Registrant	S-1/A	333-250082	4.1	November 30, 2020
5.1*	Opinion of Cooley LLP
23.1*	Consent of Deloitte & Touche LLP, independent registered public accounting firm
23.2*	Consent of Cooley LLP (included in Exhibit 5.1)
24.1*	Power of Attorney (included on signature page)
99.1*	2025 Inducement Plan.
99.2*	2025 Inducement Plan Form of RSU Grant Package.
99.3*	2025 Inducement Plan Form of Stock Option Grant Package.
107*	Filing Fee Table
_______
*    Filed herewith.
Item 9. Undertakings.
A. The undersigned Registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
Provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.
(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Redwood City, State of California, on this 15th day of September, 2025.

C3.ai, Inc.

By:	/s/ Stephen Ehikian
Stephen Ehikian
Chief Executive Officer

POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Stephen Ehikian and Hitesh Lath, and each of them, as his or her true and lawful attorneys-in-fact and agents, each with the full power of substitution, for him or her and in their name, place or stead, in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his, her or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Stephen Ehikian	Chief Executive Officer	September 15, 2025
Stephen Ehikian	(Principal Executive Officer)

/s/ Hitesh Lath	Senior Vice President and Chief Financial Officer	September 15, 2025
Hitesh Lath	(Principal Financial Officer and Principal Accounting Officer)

/s/ Lisa A. Davis	Director	September 15, 2025
Lisa A. Davis

/s/ Richard C. Levin	Director	September 15, 2025
Richard C. Levin

/s/ Michael G. McCaffery	Director	September 15, 2025
Michael G. McCaffery

/s/ Alan Murray	Director	September 15, 2025
Alan Murray

/s/ Condoleezza Rice	Director	September 15, 2025
Condoleezza Rice

/s/ Bruce Sewell	Director	September 15, 2025
Bruce Sewell

/s/ Thomas M. Siebel	Executive Chairman	September 15, 2025
Thomas M. Siebel

/s/ Jim H. Snabe	Director	September 15, 2025
Jim H. Snabe

/s/ KR Sridhar	Director	September 15, 2025
KR Sridhar

Signature	Title	Date

/s/ Stephen M. Ward, Jr.	Director	September 15, 2025
Stephen M. Ward, Jr.

/s/ General John Hyten, Ret.	Director	September 15, 2025
General John Hyten, Ret.

/s/ Kenneth A. Goldman	Director	September 15, 2025
Kenneth A. Goldman